Exhibit 3.1

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION
OF
SideChannel, Inc.

SideChannel, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the corporation is SideChannel, Inc. The date of filing of the original Certificate of Incorporation of the Corporation (the "Certificate") with the Secretary of State of the State of Delaware is September 8, 2021.

2. This Certificate of Amendment to Certificate of Incorporation (this "Certificate of Amendment") amends the Certificate, as amended to date, by amending and restating the first paragraph of Article IV of the Certificate as amended to date, to provide as follows:

> The total number of shares of stock of all classes which the Company is authorized to issue is 14,100,000 shares, consisting of 13,100,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and 1,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

3. The remaining provisions of the Certificate not affected by the aforementioned amendment shall remain in full force and shall not be affected by this Certificate of Amendment.

4. This Certificate of Amendment has been duly approved and adopted by the Board of Directors of the Corporation on July 22, 2026, and the actions set forth herein have been approved by the stockholders of the Corporation on September 23, 2026, in accordance with the provisions of Sections 141, 211 and 242 of the General Corporation Law of the State of Delaware.

5. The foregoing amendment will be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 24th day of September, 2026.

By: DocuSigned by: Brian Haugli
AFA58FC13A314ED

Name: Brian Haug
Title: Chief Exec

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:59 AM 10/01/2026
FILED 09:59 AM 10/01/2026
SR 20264567428 - File Number 6222125

DOCUMENT ID: 682988